Exhibit 3.3

BITZUMI, INC.

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of January 10, 2018 by and among Bitzumi, Inc., a Delaware corporation (the “Company”), the persons and entities listed on Exhibit A (each a “Major Stockholder,” and collectively the “Major Stockholders”), and the persons listed on Exhibit B (each a “Purchaser,” and collectively the “Purchasers”).

RECITALS

Each Major Stockholder currently owns that number of shares of the Company’s Common Stock indicated beside such Major Stockholder’s name on Exhibit A hereto.

The Major Stockholders and the Company desire to induce the Purchasers to purchase certain securities of the Company (the “Securities”) pursuant to that certain Securities Purchase Agreement of even data herewith, by and among the Company and the Purchasers (the “Purchase Agreement”), and it is a condition to the closing of the sale of the Securities to the Purchasers that the Major Stockholders and the Company execute and deliver this Agreement to provide the Purchasers the right, among other rights, to elect a member of the Board of Directors of the Company (the “Board”) in accordance with the terms of this Agreement.

The parties therefore agree as follows:

SECTION 1

VOTING

1.1 General. During the term of this Agreement, the Major Stockholders agree to vote all shares of the Company’s voting securities now or hereafter owned by them, whether beneficially or otherwise, or as to which they have voting power (the “Shares”) in accordance with the provisions of this Agreement.

SECTION 2

Election of Directors

2.1 Voting. During the term of this Agreement, each Major Stockholder agrees to vote all Shares in such manner as may be necessary to elect (and maintain in office) as a member of the Company’s Board, the Purchaser Designee (as defined below) as one of the members of the Board; provided such Purchaser Designee meeting the requirements set forth herein and of an independent director as determined by the Company’s Eligible Market.

2.2 Designation of Directors. The “Purchaser Designee” shall be chosen by the Purchasers for so long as they hold shares of Common Stock (including Common Stock issuable upon exercise of warrants held by the Purchasers) equal to or greater than one and one-half percent (1.5%) of the total issued and outstanding shares of Common Stock of the Company.

2.3 Current Designees. For the purpose of this Agreement, the Purchaser Designee shall initially be designated by the Purchasers upon written notice provided to the Company.

2.4 Changes in Designees. From time to time during the term of this Agreement, the Purchasers, in their sole discretion may:

(a) notify the Company in writing of an intention to remove from the Company’s Board any incumbent Purchaser Designee who occupies a board seat; or

(b) notify the Company in writing of an intention to select a new Purchaser Designee for election to a board seat (whether to replace a prior Purchaser Designee or to fill a vacancy in such board seat).

In the event of such an initiation of a removal or selection of a Purchaser Designee under this section, the Company shall take such reasonable actions as are necessary to facilitate such removals or elections, including, without limitation, soliciting the votes of the appropriate stockholders, and the Major Stockholders shall vote their Shares to cause: (a) the removal from the Board of the Purchaser Designee so designated for removal; and (b) the election to the Board of any new Purchaser Designee so designated.

2.5 No Liability for Election of Recommended Director. None of the parties and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

2.6 Failure to Designate a Board Member. In the absence of any designation from the Purchasers, the Purchaser Designee director previously designated by them and then serving shall be reelected if still eligible to serve as provided herein.

2.7 Removal of Board Members. Each Major Stockholder also agrees to vote, or cause to be voted, all Shares owned by such Major Stockholder, or over which such Major Stockholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected pursuant to Subsection 2.1 of this Agreement may be removed from office other than for cause unless (i) such removal is directed or approved by the Purchasers; or (ii) the Purchasers are no longer so entitled to designate or approve such director or occupy such Board seat;

(b) any vacancies created by the resignation, removal or death of a director elected pursuant to Subsection 2.1 shall be filled pursuant to the provisions of this Section 2; and

(c) upon the request of any party entitled to designate a director as provided in Subsection 2.1 to remove such director, such director shall be removed.

All Major Stockholders agree to execute any written consents required to perform the obligations of this Agreement, and the Company agrees at the request of the Purchasers to call a special meeting of stockholders for the purpose of electing directors.

2.8 No “Bad Actor” Designees. Each Purchaser hereby represents and warrants to the Company that, to such Purchaser’s knowledge, none of the “bad actor” disqualifying events described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act of 1933, as amended (the “Securities Act”) (each, a “Disqualification Event”), is applicable to such Person’s initial designee named above except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Any director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable, is hereinafter referred to as a “Disqualified Designee”. Each Person with the right to designate or participate in the designation of a director as specified above hereby covenants and agrees (A) not to designate or participate in the designation of any director designee who, to such Person’s knowledge, is a Disqualified Designee and (B) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board and designate a replacement designee who is not a Disqualified Designee.

SECTION 3

TERMINATION

3.1 Termination. This Agreement shall terminate upon a Change of Control Transaction. “Change of Control Transaction” means either (a) the acquisition of the Company by another entity by means of any transaction or series of related transactions to which the Company is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Company outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Company held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; or (b) a sale, lease, transfer, exclusive license or other conveyance or disposition of all or substantially all of the assets of the Company.

SECTION 4

Additional Shares

4.1 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities (other than pursuant to a Change of Control Transaction) are issued on, or in exchange for, any of the Shares by reason of any stock dividend, stock split, consolidation of shares, reclassification or consolidation involving the Company, such shares or securities shall be deemed to be Shares for purposes of this Agreement.

SECTION 5

Restrictive Legend

5.1 Restrictive Legend. Each certificate representing any of the Shares subject to this Agreement shall be marked by the Company with a legend reading substantially as follows:

THE SHARES EVIDENCED HEREBY ARE SUBJECT TO A VOTING AGREEMENT (A COPY OF WHICH MAY BE OBTAINED FROM THE ISSUER) AND BY ACCEPTING ANY INTEREST IN SUCH SHARES THE PERSON HOLDING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SAID VOTING AGREEMENT.

SECTION 6

miscellaneous

6.1 Certain Definitions. Shares “held” by a Major Stockholder shall mean any Shares directly or indirectly owned (of record or beneficially) by such Major Stockholder or as to which such Major Stockholder has voting power. “Vote” shall include any exercise of voting rights whether at an annual or special meeting or by written consent or in any other manner permitted by applicable law.

6.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(a) if to Purchasers, to the address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof, with a copy to Stradling Yocca Carlson & Rauth, P.C., Attn: Mark L. Skaist, Esq., 660 Newport Center Drive, Suite 1600, Newport Beach, CA 92660.

(b) if to a Major Stockholder, to such Major Stockholder’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof; or

(c) if to the Company, to the attention of the Chief Executive Officer of the Company at 55 5th Avenue, Suite 1702, New York, NY 10003, as may be updated in accordance with the provisions hereof.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered, or (ii) if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

6.3 Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties. The Company shall not permit the transfer of any Shares on its books or issue a new certificate representing any Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person was a Major Stockholder hereunder.

6.4 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of New York as applied to agreements entered into among New York residents to be performed entirely within New York, without regard to principles of conflicts of law.

6.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs and exhibits shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits attached hereto.

6.6 Further Assurances. Each party agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.7 Entire Agreement. This Agreement and the exhibits hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

6.8 Specific Performance. It is agreed and understood that monetary damages would not adequately compensate an injured party for the breach of this Agreement by any party, that this Agreement shall be specifically enforceable, and that any breach or threatened breach of this Agreement shall be the proper subject of a temporary or permanent injunction or restraining order. Further, each party waives any claim or defense that there is an adequate remedy at law for such breach or threatened breach.

6.9 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) Major Stockholders holding a majority of the common stock (determined on an as-converted basis) held by all Major Stockholders and (iii) the Purchasers. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each party that has entered into this voting agreement.

6.10 No Waiver. The failure or delay by a party to enforce any provision of this Agreement will not in any way be construed as a waiver of any such provision or prevent that party from thereafter enforcing any other provision of this Agreement. The rights granted to the parties hereunder are cumulative and will not constitute a waiver of any party’s right to assert any other legal remedy available to it.

6.11 Jurisdiction and Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state or federal courts sitting in the City of New York, Borough of Manhattan.

6.12 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

6.13 Stock Splits, Stock Dividends, etc.

  In the event of any issuance of Shares of the Company’s voting securities hereafter to any of the Major Stockholders (including, without limitation, in connection with any stock split, stock dividend, recapitalization, reorganization, or the like), such Shares shall become subject to this Agreement and shall be notated with the legend set forth in Subsection 5.1.

6.14 Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and such court will replace such illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Agreement shall be enforceable in accordance with its terms.

6.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same agreement. Facsimile or electronic copies of signed signature pages will be deemed binding originals.

6.16 Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

(signature pages follow)

The parties are signing this Voting Agreement as of the date stated in the introductory clause.

BITZUMI, INC.
a Delaware corporation

By:

Name:

Title:

The parties are signing this Voting Agreement as of the date stated in the introductory clause.

MAJOR STOCKHOLDER

Scot Cohen

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

River Asset Management, Inc.

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

The parties are signing this Voting Agreement as of the date stated in the introductory clause.

PURCHASER

Acacia Research Corporation

(Signature)

(Print name of signatory, if signing for an entity)

(Print title of signatory, if signing for an entity)

EXHIBIT A
MAJOR INVESTORS

NAME	NUMBER OF SHARES OF COMMON STOCK
Scot Cohen	33,500,000
River Asset Management, Inc.	10,750,000

EXHIBIT B
PURCHASERS

Acacia Research Corporation